Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statements (Form S-3 Nos. 333-130681, 333-118738 and 333-118744) of CapitalSource Inc., (2) Registration Statements (Form S-3 Nos. 333-130681-02, 333-118738-02 and 333-118744-02) of CapitalSource Finance LLC and (3) Registration Statements (Form S-8 Nos. 333-107725, 333-117422 and 333-134377) of CapitalSource Inc., of our reports dated February 25, 2008, with respect to the consolidated financial statements of CapitalSource Inc., and the effectiveness of internal control over financial reporting of CapitalSource Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

McLean, Virginia
February 25, 2008